Exhibit 99.1

FOR IMMEDIATE RELEASE

August 2, 2007

ILX RESORTS ENGAGES SILVER PORTAL CAPITAL

AS FINANCIAL ADVISOR

Phoenix, Arizona – August 2, 2007 - ILX Resorts Incorporated (AMEX:ILX) (the “Company”) today announced that it has engaged Silver Portal Capital, LLC as financial advisor to assist the Board of Directors in assessing strategic alternatives for the Company following its receipt of two unsolicited expressions of interest from third parties relating to proposed transactions with the Company.  No decisions with respect to either expression of interest have been made and there can be no assurance that a formal proposal or offer will be presented and, if presented, that a transaction will be approved by the Board.

As a matter of policy, the Company does not comment on or provide the market with updates as to the status of any informal expressions of interest or formal proposals or offers presented to the Company from time to time, or the course of discussions with any prospective counterparties, nor will it comment upon any rumors with regard to either of the foregoing or make a further announcement regarding the Board's consideration of expressions of interest until such time, if ever, that it enters into a definitive agreement for a completed transaction or is otherwise required to make an announcement.

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences. ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana (currently being expanded), one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the final planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

Forward-Looking Statements; Risks and Uncertainties

Statements contained in this document that disclose the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made.  For example, future results, performance and achievements may be affected by our ability to successfully implement our strategic, operational and marketing plans, general economic conditions, the impact of war and terrorist activity, business and financing conditions, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness, risk associated with potential acquisitions and dispositions and other circumstances and uncertainties.  There can be no assurance that any strategic alternatives will occur or, if undertaken, the terms or timing of such a transaction or transactions.  We believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, but we can give no assurance that our expectations will be attained or that results will not materially differ.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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